Exhibit 28(h)(xvi)
EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT
          THIS AGREEMENT is entered into as of the 20th day of June 2010, between POLEN CAPITAL MANAGEMENT, LLC (the “Adviser”) and FUNDVANTAGE TRUST (the “Trust”), on behalf of the Polen Growth Fund (the “Fund”).
          WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, interest, extraordinary items, brokerage commissions, “class-specific fees and expenses” (defined below) and “Acquired Fund Fees and Expenses” (as defined in Form N-1A), do not exceed the levels described below. Class-specific fees and expenses are distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust.
          NOW, THEREFORE, the parties agree as follows:
          Fee Reduction/Reimbursement. The Adviser agrees that from the commencement of the operations of the Fund through August 31, 2011, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, interest, , extraordinary items, brokerage commissions, any class-specific fees and expenses and Acquired Fund Fees and Expenses do not exceed 1.00% (on an annual basis) of the Fund’s average daily net assets.
          Term. This Agreement shall terminate on August 31, 2011, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.
          Executed as of the date first set forth above.

POLEN CAPITAL MANAGEMENT, LLC

By:	/s/ David Polen
Name:	David Polen
Title:	CEO

FUNDVANTAGE TRUST, on behalf of the Fund

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President